Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Innerlight Holdings, Inc. and Innerlight, Inc.

We hereby consent to use in the Registration Statement of our opinion dated December 31, 2008, relating to the financial statements of Innerlight Holdings, Inc. and reference to us under the heading “Experts.”

/s/Walden Certified Public Accountant, P.A.

Walden Certified Public Accountant, P.A.

Sunny Isles, Fl 33160

March 23 , 2009